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                                                                    EXHIBIT 23.4

                         CONSENT OF PIPER JAFFRAY INC.

We hereby consent to the use of our name in the Proxy Statement/Prospectus of Bionova U.S. Inc. and DNA Plant Technology Corporation forming a part of this Registration Statement on Form S-4 of Bionova U.S. Inc. and to the inclusion of our opinion as Annex III to such Proxy Statement/Prospectus.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Piper Jaffray Inc.

August 8, 1996